Exhibit (c) 1


GPU Energy News Release
April 14, 1999


                   GPU Energy Reaches Restructuring Settlement


        MORRISTOWN, N.J. -- April 14, 1999 -- GPU Energy and several parties have reached a negotiated settlement on the Company's stranded cost and rate unbundling plans for restructuring in New Jersey.

        The settlement agreement for Jersey Central Power & Light Company (doing business as GPU Energy), which was filed today and is subject to approval by the New Jersey Board of Public Utilities (NJBPU), includes a rate reduction for all customers of five percent effective August 1, 1999 and an additional five percent rate refund effective August 1, 2002. Under the recently passed New Jersey Electric Discount and Energy Competition Act, GPU Energy is required to sustain these rate reductions through July 31, 2003. The rate refund will result in an approximately $115 million reduction in 1999 pre-tax earnings or $0.53 per share (after tax) of GPU, Inc. common stock.

        The agreement also provides a greater opportunity for savings for customers who choose to shop by establishing average shopping credits of 4.9 cents per kilowatt hour effective August 1, 1999, 5.03 cents in 2000, 5.07 cents in 2001, 5.12 cents in 2002 and 5.16 cents in 2003. The new legislation gives all electric customers the opportunity to shop for their electric supplier beginning August 1, 1999.

        In addition, the settlement also allows for the net proceeds from the sale of GPU Energy's merchant generating stations to be applied to reduce stranded costs, which will eliminate essentially all generation-related stranded costs (other than for the Oyster Creek Station), and the securitization of approximately $525 million of stranded costs associated with the Oyster Creek Nuclear Generating Station. GPU Energy would write down its investment in Oyster Creek by about $80 million, or $0.37 per share (after tax) to reflect potential tax savings.

        It also provides adequate assurance (through a deferral and true-up mechanism) of full recovery of the above-market costs of government mandated contracts to buy electricity from non-utility generators, and protection against unanticipated market fluctuations in energy costs required to meet GPU Energy's basic generation service obligations. Under the legislation, electric utilities must continue to provide basic electric supply to customers who do not choose an alternative supplier.

        "We are pleased that we have been able to reach what all the parties to the settlement agree is a fair and balanced settlement that complies with the New Jersey Electric Discount and Energy Competition Act," said GPU Energy President Dennis Baldassari. "We have long maintained that for restructuring to be successful and for competition to be introduced in the electric utility industry, the process to achieve it would have to be fair to all parties. We believe the proposed settlement accomplishes that goal.

        "Our paramount concern has been to reach a settlement that provides adequate revenues to maintain the reliability of the system of wires that deliver electricity to customers. The transmission and distribution rates agreed upon in this settlement make that a reality."

        Baldassari also said he was encouraged that the agreement recognized GPU's efforts to sell its merchant generating facilities and to apply the proceeds of the sale toward reducing stranded costs.

        Under the agreement, in 2002, the average GPU Energy residential customer using 500-kilowatt hours per month will be paying less for electricity than in 1984.

        Parties agreeing to the settlement with GPU Energy include: Enron Capital and Trade Resources, PP&L EnergyPlus, the Independent Energy Producers of New Jersey, the New Jersey Food Council and New Jersey Retail Merchants Association who have jointly intervened as the New Jersey Commercial Users and New Jersey Transit. Under the NJBPU's procedure, the Staff of the NJBPU was not a participant in the settlement discussions.

        GPU, Inc., headquartered in Morristown, New Jersey is a registered utility holding company. GPU's three domestic electric utility subsidiaries -- Jersey Central Power and Light Company, Metropolitan Edison Company and Pennsylvania Electric Company -- do business under the trade name of GPU Energy, and serve approximately two million customers in a service area encompassing about half the land areas in New Jersey and Pennsylvania. GPU's other subsidiaries include: GPU Advanced Resources, Inc.; GPU International, Inc.; GPU Generation, Inc.; GPU Nuclear, Inc.; GPU Service, Inc.; and GPU Telcom Services, Inc.



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Contact:

     GPU Energy
     Ron T. Morano, 973-644-4297